NO. COM-3

INCORPORATED UNDER THE LAWS OF THE PROVINCE OF ONTARIO

Subject to the Business Corporations Act (Ontario)

999,900 SHARES

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

This is to Certify 3888 INVESTMENT GROUP LIMITED

is the registered holder of nine hundred ninety nine thousand nine hundred

Common Shares in the capital of

VISIONARY EDUCATION TECHNOLOGY HOLDINGS GROUP INC.

The class or series of shares represented by this Certificate has rights, privileges, restrictions or conditions attached thereto and the Corporation will furnish to a shareholder, on demand and without charge, a full copy of the text of:

(i) the rights, privileges, restrictions and conditions attached to the shares represented by this certificate and to each class authorized to be issued and to each series insofar as the same have been fixed by the directors; and

(ii) the authority of the directors to fix the rights, privileges, restrictions and conditions of subsequent series, if applicable.

The Corporation has a lien on the shares represented by this Certificate for the indebtedness of the shareholder to the Corporation.

The right of the shareholder to transfer the shares represented by this Certificate is subject to restrictions.

The transfer of shares represented by this certificate shall be subject to any shareholder agreements entered into on or prior to the date of this certificate, if any.

IN WITNESS WHEREOF the Corporation has caused this Certificate to be signed by its duly authorized officers.

DATED this 15th day of October, 2021

Director

Director